EXHIBIT (A)(53)

          DUKE ENERGY INTERNATIONAL TENDER OFFER FOR ENDESA CHILE (EOC)
            TENDER PRICE: 250 CHP PER LOCAL SHARE, 7,500 CHP PER ADR
           TENDER CLOSING: APRIL 23, 1999 12:00 MIDNIGHT NEW YORK TIME
                       SUMMARY TENDER SOLICITATION POINTS

--------------------------------------------------------------------------------

Dealer Managers:                    United States                      Chile
----------------                    -------------                      -----
                                    Credit Suisse First Boston         Banchile

Size of Purchase:                   4,182,894,836 shares =
                                           3,680,947,436 shares in the Chilean offer (45% of outstanding capital)
                                           501,947,400 shares in the U.S. offer (6% of outstanding capital)

Purchase Price:                     ChP 250 per ordinary share
                                    ChP 7,500 per ADR (US$15.54 at an exchange rate of 482.65 ChP/US$ on April
                                    12, 1999)

Expiration Date:                    12:00 midnight New York time, April 23, 1999

Market Information:                 Ticker:  EOC
                                    Exchange:  NYSE/Santiago
                                    Closing Price (04/12/99):    US$14.38 (per ADR)
                                                                 ChP 238 (per share)
                                    52 week High/Low
                                         ADR:  US$19.38/US$7.87
                                         Chile:  ChP 282/ChP 122
                                    Current Equity Market Value (4/12/99):      US$ 3,930 million
                                                                                ChP 1,952 billion
Currency of Payment for ADRs:
                                    The purchase price, denominated in Chilean
                                    pesos, will be paid in U.S. dollars at the
                                    exchange rate prevailing on the day of
                                    payment of the tender offer (approximately
                                    April 26, 1999)
Currency of Payment for ordinary
shares:                             Chilean pesos

The Company:                        Empresa Nacional de Electricidad S.A. (Endesa Chile) is the largest electricity generation company in Latin America.  The company generates, distributes and sells electricity in Chile, Argentina, Colombia, Brazil and
                                    Peru.  At December 31, 1998, the Company had consolidated assets of approximately $11.1 billion and had 1998 consolidated sales of approximately $1.7 billion

Estimated Shareholding Structure:
                                    Enersis S.A                                                       25.3%
                                    Chilean Pension Funds                                             26.2%
                                    Other ordinary shareholders (domestic & foreigners)               32.8%
                                    ADRs                                                              15.7%
                                                                                                     ------
                                    Total                                                            100.0%


TENDER OFFER MECHANICS

1. Duke Energy's objective is to obtain 51% of the outstanding shares of Endesa Chile: 45% through the Chilean offer (a condition of Duke's offer) and 6% through the U.S. offer (all ADRs and ordinary shares held by U.S. persons and other non-Chileans).

2.   Tender offer procedures for ADRs and ordinary shares:

     o If you hold ADRs, to participate in the tender offer, you must instruct your bank or broker to tender your ADRs prior to 12:00 midnight on April 23, 1999.

     o If you hold ordinary shares, to tender your ordinary shares, you must complete the form of acceptance or have your bank or broker complete the form of acceptance and forward it to Harris Trust Company of New York by 12:00 midnight on April 23, 1999.

             By Mail:                    Facsimile Transmission:         By Hand or Overnight Courier:
        Wall Street Station         (for Eligible Institutions Only)       88 Pine Street 19th Floor
           P.O. Box 1023                     (212) 701-7636                   New York, NY 10005
      New York, NY 10268-1023                (212) 701-7637

                                          Confirmation of Fax:
                                             (212) 701-7624


3.   Contact Innisfree M&A Incorporated for further procedural questions:

       Institutions should call Lloyd Lefcourt at (212) 750-7419

       Customers of brokerage firms should call Frank Lentini at (212) 750-7946

       Or you may call toll free at (888) 750-5834


FLEXIBILITY TO WITHDRAW TENDERED SHARES PRIOR TO CLOSING

4. Any tendered shares can be withdrawn for any reason from the tender offer until 12:00 midnight New York time on April 23, 1999, unless the offer is extended.

THE DUKE BID REPRESENTS A SIGNIFICANT PREMIUM TO RECENT ENDESA CHILE ADR PRICES

5. The Duke bid represents a 21% premium to the pre-announcement ADR price of February 17, 1999 and a 53% premium to the average price over the six month period prior to the announcement.

6. Average Endesa Chile stock price over last 9 months well below current Duke offer.


     [GRAPH SHOWING ENDESA-CHILE ADS PRICE FROM 7/10/98 THROUGH 4/12/99]

7. Chile is experiencing persisting difficult hydrological conditions and energy prices keep falling in Latin America.

     Endesa Chile 1998 Net Income represents a 64% decline over 1997.


       ----------------------------- ---------------------- ------------------
                                             1997A                 1998A
       ----------------------------- ---------------------- ------------------
       Net Income (1)                         $267MM                 $96MM
       Net Income per ADR (1)                  $0.98                 $0.35
       ----------------------------- ---------------------- ------------------
       (1) Source: Endesa Chile annual report and press release.


     According to I/B/E/S Express, 4 out of 5 research analysts have reduced their 1999E earnings forecasts for Endesa Chile within the last month.


8. Chilean precedent shows decline in stock price post closing of tender. The Enersis stock price lost 18.4% in U.S. dollar terms on the day following the close of Endesa Spain's tender offer.

     [GRAPH SHOWING ENERSIS STOCK PRICE FROM 10/7/98 - 4/12/99]



OPPORTUNITY TO SELL A SIGNIFICANT NUMBER OF SHARES AT A FIXED PRICE

9. Tender offer is at a fixed price of ChP 250 per ordinary share (ChP 7,500 per ADR, or US$15.54 per ADR at an exchange rate of 482.65 ChP/US$ on April 12, 1999).

10. Historically, Endesa Chile stock has been somewhat illiquid, with an average daily trading volume of around 150,000 ADRs and 6.6 MM ordinary shares over the last 6 months, implying potential market movement from sales of large blocks.

11. In aggregate, Duke's tender offer seeks 4,182,894,836 of total Chilean shares, or 51% of outstanding capital.

     U.S. offer for 501,947,400 shares (or ADR equivalent) (6% of outstanding capital).

     o    Chilean offer seeks 3,680,947,436 shares (45% of outstanding capital).

12. If 45% in Chile is not achieved, this may result in greater acceptance in the U.S. offer on a percentage basis to achieve Duke ownership objective of 51% (if Duke modifies its U.S. offer to accept more shares).





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